EXHIBIT 10.3

[Form of Agreement and description of benefits for each Director]

APPALACHIAN COMMUNITY BANK

SALARY CONTINUATION AGREEMENT

[As Amended and Restated to Comply with

Section 409A of the Internal Revenue Code]

THIS SALARY CONTINUATION AGREEMENT, as amended and restated (the “Agreement”), is adopted as of the      day of             , 20    , by and among APPALACHIAN COMMUNITY BANK, a state-chartered commercial bank located in Ellijay, Georgia (the “Bank”), APPALACHIAN BANCSHARES, INC., the parent company of the Bank (the “Holding Company”), and                                          (the “Director”).

The purpose of this Agreement is to provide to the Director, as a member of a select group which contributes materially to the continued growth, development and future business success of the Bank and the Holding Company, the specified benefits, as well as incentives for continued service to the Bank and Holding Company, as set forth herein. This Agreement shall be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended from time to time. The Bank will pay the benefits provided under this Agreement from its general assets.

The Bank, the Holding Company and the Director, for and in consideration of the above stated contributions of the Director and other good and valuable consideration, do hereby agree as follows:

Article 1

Definitions

Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1	“Accrual Balance” means the liability that should be accrued by the Bank, under Generally Accepted Accounting Principles (”GAAP”), for the Bank’s obligation to the Director under this Agreement, by applying the Discount Rate. Any amortization method, if acceptable under GAAP, may be used to determine the Accrual Balance. However, once chosen, the method must be consistently applied. The Accrual Balance for each Plan Year shall be reported annually by the Bank to the Director in the form of Schedule A of this Agreement.

1.2	“Beneficiary” means each designated person, or the estate of the deceased Director, entitled to benefits, if any, upon the death of the Director, and as otherwise determined pursuant to Article 3 and Article 4.

Appalachian Community Bank

Salary Continuation Agreement

1.3	“Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Director completes, signs and returns to the Plan Administrator to designate one or more Beneficiaries.

1.4	“Change of Control” means the occurrence of any of the following conditions:

(i) Any “Person” [which term, for purposes of this Section 1.4, shall mean an individual (other than the Director), individuals acting in concert or as a “group” under the Securities Exchange Act of 1934, or a corporation, partnership, trust or other form of entity, (other than the Holding Company, the Bank, a securities underwriter of the shares of the Holding Company or the Bank, a corporation owned by stockholders of the Holding Company in the same proportions as their ownership of stock in the Holding Company, or a fiduciary holding securities under an employee benefit plan of the Holding Company or Bank)] becomes, directly or indirectly, the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of securities of the Holding Company or Bank which represent twenty-five percent (25%) or more of the voting power of the then outstanding securities of the Holding Company or Bank; or

(ii) Any Person acquires, directly or indirectly, the ability to control the election of a majority of the directors of either the Bank or the Holding Company; or

(iii) Any Person acquires, directly or indirectly, the ability to exercise a controlling influence over the management of policies of either the Holding Company or the Bank; or

(iv) During any period of two (2) consecutive years, the “Continuing Directors” (which term, for purposes of this Section 1.4, means these individuals who, (a) at the beginning of such two-year period, constitute the board of directors of either the Holding Company or the Bank or (b) whose election or nomination as directors of the Holding Company or the Bank were approved by a vote of least two-thirds of these previously elected directors) cease for any reason to constitute at least two-thirds of the board of directors of either the Holding Company or the Bank; or

(v) The consummation of a merger or statutory share exchange of the Holding Company or the Bank with any Person, other than a merger or statutory share exchange which would (a) result in the voting securities of the Holding Company or Bank outstanding immediately prior thereto, continuing to represent at least seventy-five percent (75%) of the combined voting power of the voting securities of the Holding Company, Bank or such other surviving entity, outstanding immediately after such merger or statutory share exchange, in substantially the same proportions as their ownership immediately prior to such merger or statutory share exchange, or (b) effect or implement a recapitalization of the Holding Company or Bank (or similar transaction), in which no Person acquires more than fifty percent (50%) of the combined voting power of the then-outstanding securities of the Holding Company or Bank; or

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Salary Continuation Agreement

(vi) The shareholders of the Holding Company or Bank approve a plan of complete liquidation of the Holding Company or the Bank, or an agreement for the sale or disposition by the Holding Company or the Bank of all or substantially all of the assets of the Holding Company or the Bank.

1.5	“Change of Control Benefit” means the benefit provided to the Director under Section 2.4 of this Agreement, pursuant to the terms of this Agreement. The amount of the Change of Control Benefit, as determined under Section 2.4, is an annual amount equal to the projected annual benefit to be paid to the Director at age 70, as set forth in Section 2.1.1, which annual amount shall be paid to the Director in equal monthly payments for each of the ten (10) consecutive twelve (12) month periods next following the Director’s Normal Retirement Age.

1.6	“Code” means the Internal Revenue Code of 1986, as amended.

1.7	“Disability” means the Director: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees or directors of the Bank or Holding Company. Medical determination of Disability may be made by either the Social Security Administration or by the provider of disability insurance covering employees or directors of the Bank provided that the definition of “disability” applied under such insurance program complies with the requirements of the preceding sentence. Upon the request of the Plan Administrator, the Director must submit proof to the Plan Administrator of the Social Security Administration’s or the provider’s determination.

1.8	“Disability Benefit” means the benefit provided to the Director under Section 2.3 of this Agreement, pursuant to the terms of this Agreement. The amount of the Disability Benefit, as determined under Section 2.3, is an annual amount equal to the projected annual benefit to be paid to the Director at age 70, as set forth in Section 2.1.1, which annual amount shall be paid to the Director in equal monthly payments for each of the ten (10) consecutive twelve (12) month periods next following the Director’s Normal Retirement Age.

1.9	“Discount Rate” means the rate used by the Plan Administrator for determining the Accrual Balance. The initial Discount Rate is seven percent (7%). However, the Plan Administrator, in its sole discretion, may adjust the Discount Rate to maintain the rate within reasonable standards according to GAAP.

Appalachian Community Bank

Salary Continuation Agreement

1.10	“Early Termination” means a termination of the Director’s service with the Holding Company or Bank before Normal Retirement Age, for reasons other than death, Disability, a Termination for Cause, or an involuntary Termination of Service (other than a Termination for Cause) or following a Change of Control.

1.11	“Early Termination Benefit” means the benefit provided to the Director under Section 2.2 of this Agreement, and as set forth in Schedule A of this Agreement, as updated annually pursuant to the terms of this Agreement. The amount of the Early Termination Benefit, as determined under Section 2.2 and as set forth in Schedule A, is a one-time, lump-sum amount to be paid to the Director within thirty (30) days following the Director’s Early Termination Date, or at such later date as may otherwise be required by this Agreement or by applicable law (including Code Section 409A.)

1.12	“Early Termination Date” means the date on which Early Termination occurs.

1.13	“Effective Date” means June 1, 2004.

1.14	“Normal Retirement Age” means the earlier of the Director’s 70th birthday or the date upon which the Director completes 20 years of service with the Bank and/or Holding Company.

1.15	“Normal Retirement Benefit” means the benefit provided to the Director pursuant to the provisions of Section 2.1 of this Agreement, and as set forth in Schedule A of this Agreement, as updated annually pursuant to the terms of this Agreement. The amount of the Normal Retirement Benefit, as determined under Section 2.1 and as set forth in Schedule A, is an annual amount to be paid to the Director in equal monthly payments for each of the ten (10) consecutive twelve (12) month periods next following the Director’s Normal Retirement Date, or at such later date as may be required under this Agreement or by applicable law (including Code Section 409A).

1.16	“Normal Retirement Date” means the date of the Director’s Termination of Service, occurring on or after the Director’s Normal Retirement Age.

1.17	“Plan Administrator” means the plan administrator described in Article 8.

1.18	“Plan Year” means each twelve-month period commencing on the Effective Date.

1.19	“Termination for Cause” has that meaning set forth in Article 5.

1.20	“Termination of Service” means termination of the Director’s service with the Bank or Holding Company, for reasons other than death. Whether a Termination of Service has occurred shall be determined in accordance with the requirements of Code Section 409A, based the applicable facts and circumstances required to be considered thereunder.

Appalachian Community Bank

Salary Continuation Agreement

Article 2

Benefits During Lifetime

2.1	Normal Retirement Benefit. The benefit payable to the Director under this Section 2.1 is the Normal Retirement Benefit, an annual benefit set forth in Schedule A of this Agreement (as updated annually) for the Plan Year during which the Director’s Normal Retirement Date occurs. Upon the Director’s Normal Retirement Date, the Bank shall pay to the Director the Normal Retirement Benefit, as described in this Section 2.1, in lieu of any other benefit under this Article.

2.1.1	Amount of Benefit. The annual benefit under this Section 2.1 for the first Plan Year is Eighteen Thousand Dollars ($18,000). Commencing on the first day of the second Plan Year, and on the first day of each Plan Year thereafter, the annual benefit shall be increased three percent (3%) from the previous Plan Year, which, and including, the Plan Year in which the Director’s Normal Retirement Date occurs. The Director’s projected annual benefit, as of the first day of the Plan Year occurring in the calendar year during which the Director reaches age 70, is Dollars ($ ).

2.1.2	Payment of Benefit. The Bank shall pay the Normal Retirement Benefit to the Director in equal monthly installments, commencing on the first day of the month following the Director’s Normal Retirement Date, or at such later date as may otherwise be required by this Agreement or by applicable law (including Code Section 409A). This annual benefit shall be paid to the Director for each of the ten (10) consecutive twelve (12) month periods next following the Director’s Normal Retirement Date, for a total of 120 consecutive equal monthly payments.

2.2	Early Termination Benefit. Upon the Director’s Early Termination, the Bank shall pay to the Director the Early Termination Benefit, as described in this Section 2.2, in lieu of any other benefit under this Article.

2.2.1	Amount of Benefit. The benefit payable to the Director under this Section 2.2 is the Early Termination Benefit, a one-time, lump-sum amount set forth on Schedule A of the Agreement (as updated annually) for the Plan Year during which the Director’s Early Termination Date occurs. The amount of the Early Termination Benefit payable to the Director in any Plan Year shall be equal to the Director’s Accrual Balance accrued under this Agreement for all Plan Years, as set forth on Schedule A.

2.2.2	Payment of Benefit. The Bank shall pay the Early Termination Benefit to the Director, as a one-time, lump-sum amount, within thirty (30) days following the Director’s Early Termination Date, or at such later date as may otherwise be required by this Agreement or by applicable law (including Code Section 409A).

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Salary Continuation Agreement

2.3	Disability Benefit. Upon the Director’s Termination of Service due to Disability prior to Normal Retirement Age, the Bank shall pay to the Director the benefit described in this Section 2.3, in lieu of any other benefit under this Article.

2.3.1	Amount of Benefit. The benefit payable to the Director under this Section 2.3 is the Disability Benefit, an annual benefit in an amount equal to the projected annual benefit to be paid to the Director at age 70, set forth in Section 2.1.1 of this Agreement.

2.3.2	Payment of Benefit. The Bank shall pay the Disability Benefit to the Director in equal monthly installments, commencing with the month following the Director’s Normal Retirement Age, or at such later date as may otherwise be required by this Agreement or by applicable law (including Code Section 409A). This annual benefit shall be paid to the Director for each of the ten (10) consecutive twelve (12) month periods next following the Director’s Normal Retirement Age, for a total of 120 consecutive equal monthly payments.

2.4	Change of Control Benefit. Upon a Change of Control followed by the Director’s Termination of Service (other than a Termination for Cause), the Bank shall pay to the Director the Change of Control Benefit, as described in this Section 2.4, in lieu of any other benefit under this Article.

2.4.1	Amount of Benefit. The benefit payable to the Director under this Section 2.4 is an annual benefit in an amount equal to the projected annual benefit to be paid to the Director at age 70, the Directors Normal Retirement Age, as set forth in Section 2.1.1 of this Agreement.

2.4.2	Payment of Benefit. The Bank shall pay the Change of Control Benefit to the Director in equal monthly installments commencing with the month following the Director’s Normal Retirement Age or at such later date as may otherwise be required by this Agreement or by applicable law (including Code Section 409A). This annual benefit shall be paid to the Director for each of the next ten (10) consecutive years next following the Director’s Normal Retirement Age, for a total of 120 consecutive equal monthly payments.

2.5	Failure to be Nominated or Reelected. Upon the failure of the Director to be nominated or reelected as a director of either of the Bank or the Holding Company (for any reason other than for a Termination for Cause), the Bank shall pay to the Director the benefit described in this Section 2.5.

2.5.1	Amount of Benefit. The benefit payable to the Director under this Section 2.5 is an annual benefit in an amount equal to the projected annual benefit to be paid to the Director at age 70, as set forth in Section 2.1.1 of this Agreement.

2.5.2.	Payment of Benefit. The benefit payable under this Section 2.5 shall be paid to the Director in equal monthly

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Salary Continuation Agreement

installments commencing with the month following the Director’s Normal Retirement Age, or at such later date as may otherwise be required by this Agreement or by applicable law (including Code Section 409A). This annual benefit shall be paid to the Director for each of the ten (10) consecutive years next following the Director’s Normal Retirement Age, for a total of 120 consecutive equal monthly payments.

2.6	Restriction on Commencement of Distributions. Notwithstanding any provision of this Agreement to the contrary, if the Director is considered a “specified employee”, within the meaning of Code Section 409A, the provisions of this Section 2.6 shall govern all distributions hereunder. If benefit distributions which would otherwise be made to the Director due to Termination of Service are limited because the Director is a “specified employee”, then such distributions shall not be made during the first six (6) months following Termination of Service. Rather, any distribution which would otherwise be paid to the Director during such period shall be accumulated and paid to the Director in a lump sum on the first day of the seventh month following Termination of Service. All subsequent distributions shall be paid in the manner specified.

2.7	Distributions Upon Taxation of Amounts Deferred. If, pursuant to Code Section 409A, the Federal Insurance Contributions Act or other state, local or foreign tax, the Director becomes subject to tax on the amounts deferred hereunder, then the Bank may make a limited distribution to the Director in a manner that conforms to the requirements of Code Section 409A. Any such distribution will decrease the Director’s benefits distributable under this Agreement.

2.8	Change in Form or Timing of Distributions. For distribution of benefits under this Article 2, the Director, the Holding Company and the Bank may, subject to the terms of Section 7.1, amend this Agreement to delay the timing, or to change the form, of such distributions; provided however, that any such amendment (including the implementation of such amendment), and any delay in timing, or change in the form, of such distributions thereunder, shall conform in all respects to the requirements of Code Section 409A.

Article 3

Death Benefits

3.1	Death During Active Service. If the Director dies while in the active service of the Bank and the Holding Company, the Bank shall pay to the Beneficiary the benefit described in this Section 3.1. This benefit shall be paid in lieu of the benefits under Article 2.

3.1.1	Amount of Benefit. The benefit under this Section 3.1 is the Pre-Retirement Death Benefit, an annual benefit in an amount equal to the projected annual benefit to be paid to the Director at age 70, as set forth in Section 2.1.1 of this Agreement.

3.1.2	Payment of Benefit. The Bank shall pay the Pre-Retirement Death Benefit, to the Beneficiary in equal monthly

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Salary Continuation Agreement

installments, commencing with the month following the Director’s death. The Pre-Retirement Death Benefit shall be paid to the Beneficiary (as provided under this Article 3 and Article 4) for a period of ten (10) consecutive twelve (12) month periods next following the death of the Director, for a total of 120 consecutive equal monthly payments.

3.2	Death During Payment of a Benefit. If the Director dies after any benefit payments have commenced under Article 2 of this Agreement, but before receiving all such payments, the Bank shall pay the remaining benefits to the Beneficiary at the same time and in the same amounts that would have been paid to the Director had the Director survived.

3.3	Death After Termination of Service But Before Payment of a Benefit Commences. If the Director is entitled to any benefit payments under Article 2 of this Agreement, but dies prior to the commencement of said benefit payments, the Bank shall pay the same benefit payments to the Beneficiary that the Director was entitled to prior to death, except that the benefit payments shall commence on the first day of the month following the date of the Director’s death.

3.4	Death of a Beneficiary prior to Full Payment of Benefit. If a Beneficiary dies prior to receipt of the full benefits to be paid to the Beneficiary under this Agreement, the remaining benefit payments, otherwise payable to the Beneficiary under the terms of this Agreement, shall be paid to the personal representative of the estate of the Beneficiary. The personal representative of the estate of the Beneficiary, and any beneficiary to whom such benefits are paid by or from the Beneficiary’s estate, shall each be a “Beneficiary” for purposes of this Agreement.

Article 4

Beneficiaries

4.1	Beneficiary Designation. The Director shall have the right, at any time, to designate a Beneficiary(ies) to receive any benefits payable under this Agreement upon the death of the Director. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designation under any other benefit plan of the Bank in which the Director participates.

4.2	Beneficiary Designation: Change. The Director shall designate a Beneficiary by completing and signing the Beneficiary Designation Form, and delivering it to the Plan Administrator or its designated agent. The Director's Beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Director or if the Director names a spouse as Beneficiary and the marriage is subsequently dissolved. The Director shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Director and accepted by the Plan Administrator prior to the Director’s death.

Appalachian Community Bank

Salary Continuation Agreement

4.3	Acknowledgment. Except as otherwise specifically provided in this Agreement, no designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Plan Administrator, or its designated agent.

4.4	No Beneficiary Designation. If the Director dies without a valid beneficiary designation, or if all designated Beneficiaries predecease the Director, then the Director’s spouse, if married to Director at the date of Director’s death, shall be the designated Beneficiary. If the Director has no spouse at the Director’s date of death, the benefits shall be made to the personal representative of the Director's estate. The personal representative of the Director’s estate and any beneficiary to whom such benefits are paid by or from the Director’s estate, shall each be a “Beneficiary” for purposes of this Agreement.

4.5	Facility of Payment. If the Plan Administrator determines in its discretion that a benefit is to be paid to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct payment of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Director and the Director’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Agreement for such payment amount.

Article 5

General Limitations

5.1	Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not pay any benefit under this Agreement if the board of directors or shareholders of either the Bank or the Holding company terminates the Director’s service for:

(a)	Gross negligence or gross neglect of duties to the Bank or the Holding Company;

(b)	Commission of a felony or of a gross misdemeanor involving moral turpitude;

(c)	Fraud or willful violation of any law or significant policy of the Bank or Holding Company, committed in connection with the Director's service and resulting in a material adverse effect on the Bank or Holding Company; or

(d)	Issuance of an order for removal of the Director by the banking regulators of the Bank or the Holding Company.

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Salary Continuation Agreement

5.2	Suicide or Misstatement. The Bank shall not pay any benefit under this Agreement if the Director commits suicide within two years after the Effective Date. In addition, the Bank shall not pay any benefit under this Agreement if the Director has made any material misstatement of fact on any application for life insurance owned by the Bank on the Director’s life.

5.3	Competition After Termination of Service. The Bank shall not pay any benefit under this Agreement if the Director, without the prior written consent of the Bank or, if earlier, within 1 year from the Director’s Termination of Service, engages in, directly or indirectly, as a sole proprietor, as a partner in a partnership, or as a holder of more than five percent (5%) of the voting shares in a corporation, or becomes associated with, in the capacity of employee, director, officer, principal, agent or trustee, any enterprise conducted within a 25-mile radius of any office of the Bank existing at the time of the Director’s Termination of Service, which enterprise is, or may deemed to be, competitive with the business of banking carried on by the Bank as of the date of the Director’s Termination of Service. This section shall not apply to a Termination of Service (other than a Termination for Cause) following a Change of Control or to an Early Termination which was involuntary on the part of the Director.

Article 6

Claims And Review Procedures

6.1	Claims Procedure. A Director or Beneficiary (“claimant”) who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

6.1.1	Initiation – Written Claim. The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits.

6.1.2	Timing of Plan Administrator Response. The Plan Administrator shall respond to such claimant within 90 days after receiving the claim. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

6.1.3	Notice of Decision. If the Plan Administrator denies part or all of the claim, the Plan Administrator shall notify the claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall include:

(a) The specific reasons for the denial;

Appalachian Community Bank

Salary Continuation Agreement

(b) A reference to the specific provisions of the Agreement on which the denial is based;

(c) A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed; and

(d) A description of the applicable review procedures and the time limits applicable to such procedures.

6.2	Review Procedure. If the Plan Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial, as follows:

6.2.1	Initiation – Written Request. To initiate the review, the claimant, within 60 days after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review.

6.2.2	Additional Submissions – Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits.

6.2.3	Considerations on Review. In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

6.2.4	Timing of Plan Administrator Response. The Plan Administrator shall respond in writing to such claimant within 60 days after receiving the request for review. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

6.2.5	Notice of Decision. The Plan Administrator shall notify the claimant in writing of its decision on review. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall include:

(a) The specific reasons for the denial;

(b) A reference to the specific provisions of the Agreement on which the denial is based; and

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Salary Continuation Agreement

(c) A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits.

Article 7

Amendments and Termination

7.1	Amendments. This Agreement may be amended only by a written agreement signed by the Bank, Holding Company and the Director. However, the Bank or Holding Company may unilaterally amend this Agreement to conform with written directives to the Bank or Holding Company from its auditors or banking regulators or to comply with legislative changes or tax law, including without limitation Code Section 409A.

7.2	Plan Termination Generally; Code Section 409A. This Agreement may be terminated only by a written agreement signed by the Bank, Holding Company and the Director. The benefit shall be the Accrual Balance as of the date of the agreement of termination, or as otherwise provided in the agreement of termination; provided, however, that the amount, the form, and the timing, of any distribution to be made thereunder shall comply, in all respects, with the provisions of Section 409A of the Code.

Article 8

Administration of Agreement

8.1	Plan Administrator Duties. This Agreement shall be administered by a Plan Administrator which shall consist of the Board, or such committee or person(s) as the Board shall appoint. The Director may be a member of the Plan Administrator. The Plan Administrator shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions including interpretations of this Agreement, as may arise in connection with the Agreement.

8.2	Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Bank.

8.3	Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement. No Director or Beneficiary shall be deemed to have any right, vested or nonvested, regarding the continued use of any previously adopted assumptions, including but not limited to the Discount Rate.

8.4	Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless the members of the Plan Administrator against

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Salary Continuation Agreement

any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

8.5	Bank Information. To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the retirement, Disability, death, or Termination of Service of the Director, and such other pertinent information as the Plan Administrator may reasonably require.

8.6	Annual Statement. The Plan Administrator shall provide to the Director, within 120 days after the end of each Plan Year, in the form of Schedule A of this Agreement, a statement setting forth the benefits payable under this Agreement. It is hereby agreed that such annual statement, in the form of Schedule A, shall be incorporated into, and thereby shall be a part of, this Agreement.

Article 9

Miscellaneous

9.1	Binding Effect. This Agreement shall bind the Director, the Holding Company and the Bank, and their beneficiaries, survivors, executors, successors, administrators and transferees.

9.2	No Guarantee of Service. This Agreement is not a policy or contract regarding the continued service of the Director, as a director of the Bank and/or the Holding Company. It does not give the Director the right to remain as an employee or director of the Bank or the Holding Company, nor does it interfere with the right of the Bank or the Holding Company, or their respective shareholders, to remove the Director from office. It also does not require the Director to remain a director of the Bank or Holding Company nor interfere with the Director's right to terminate service with the Bank or Holding Company at any time.

9.3	Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

9.4	Tax Withholding. The Bank shall withhold any taxes that, in its reasonable judgment, are required to be withheld from the benefits provided under this Agreement. The Director acknowledges that the Bank’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authority(ies).

9.5	Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of Georgia, except to the extent preempted by the laws of the United States of America. Further, the parties intend for this Agreement, including the payment of benefits hereunder, to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as said Section may be amended from time to time, and, therefore, hereby agree that the provisions of this Agreement and the benefits payable hereunder shall be, and hereby are, modified, but only to the extent necessary, to achieve compliance therewith.

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Salary Continuation Agreement

9.6	Unfunded Arrangement. The Director and Beneficiary (and any other parties with rights under this Agreement) are general unsecured creditors of the Bank for the payment of benefits under this Agreement. The benefits represent the mere promise by the Bank to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Director's life is a general asset of the Bank to which the Director and Beneficiary have no preferred or secured claim.

9.7	Merger or Reorganization. Neither the Bank nor the Holding Company shall merge or consolidate with, or reorganize into, another company or bank, or sell substantially all of its assets to another company or bank, firm, or person, unless such succeeding or continuing company, bank, firm, or person agrees to assume and discharge the obligations of the Bank and Holding Company under this Agreement. Upon the occurrence of such event, the terms “Bank” and “Holding Company”, as used in this Agreement, shall also be deemed to refer to the successor or survivor company or bank.

9.8	Entire Agreement. This Agreement constitutes the entire agreement between and among the Bank, the Holding Company and the Director as to the subject matter hereof. No rights are granted to the Director by virtue of this Agreement other than those specifically set forth herein.

9.9	Interpretation. Wherever the fulfillment of the intent and purpose of this Agreement requires, and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

9.10	Alternative Action. In the event it shall become impossible for the Bank, the Holding Company or the Plan Administrator to perform any act required by this Agreement, the Bank, the Holding Company or Plan Administrator may in its discretion perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Bank.

9.11	Headings. Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any of its provisions.

9.12	Validity. In case any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal and invalid provision has never been inserted herein.

Appalachian Community Bank

Salary Continuation Agreement

9.13	Notice. Any notice or filing required or permitted to be given to the Bank or Plan Administrator under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Appalachian Community Bank
829 Industrial Blvd.
Ellijay, Georgia 30540

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to the Director under this Agreement shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Director.

9.14	409A Gross-Up. If it is determined that any benefit provided under this Agreement would be subject to accelerated income taxation under Section 409A of the Code, or to related penalties (the present value of such income tax acceleration (based on the time value of money), together with any such penalties, being collectively referred to herein s as the “excise tax”), then the Director shall be entitled to receive any additional payment, determined by the Bank’s outside accounting firm, equal to such excise tax, including any excise tax on such additional payments. Payments under this Section 9.14 shall be due not later than thirty (30) days following the date the Director’s tax liability becomes due, or as soon as administratively practicable thereafter.

IN WITNESS WHEREOF, the Director and a duly authorized representative of each of the Bank and Holding Company have signed this Agreement on this      day of             , 20    .

“DIRECTOR:”

NAME:

“BANK:”

Appalachian Community Bank

By:
Title:

Appalachian Community Bank

Salary Continuation Agreement

“HOLDING COMPANY:”

Appalachian Bancshares, Inc.

By:
Title:

Appalachian Community Bank

Salary Continuation Agreement

BENEFICIARY DESIGNATION FORM

I designate the following as beneficiary of benefits under the Agreement payable following my death:

Primary:

Contingent:

Note:	To name a trust as beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

I understand that I may change these beneficiary designations by delivering a new written designation to the Plan Administrator. I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or, if I have named my spouse as beneficiary and our marriage is subsequently dissolved.

Name:

Signature:	Date:

SPOUSAL CONSENT (Required if Spouse not named beneficiary):

I consent to the beneficiary designation above, and acknowledge that if I am named beneficiary and our marriage is subsequently dissolved, the designation will be automatically revoked.

Spouse Name:

Signature:	Date:

Received by the Plan Administrator this      day of             , 20    .

By:
Title:

Appalachian Community Bank

Salary Continuation Agreement

For

SCHEDULE A

(For the Plan year Ending May 30, 20    )

Director Name		Plan Anniversary Date	06/01
Normal Retirement Age	*	Normal Retirement Date (Estimated)

Discount Rate	Plan Year Ending	Accrual Balance	Normal Retirement Benefit (annual benefit amount)	Early Termination Benefit (one-time, lump-sum benefit amount)	** Disability Benefit (annual benefit amount)	** Change of Control Benefit (annual benefit amount)	** Pre- retirement Death Benefit (annual benefit amount)
7%		$	$	$	$	$	$

The parties to this Salary Continuation Agreement hereby further agree that this Schedule A shall be updated annually to include any changes in the Accrual Balance and the various benefit levels described hereon. Further, this Schedule A, as it now exists and as it may be further updated, is and shall continue to be a part of this Salary Continuation Agreement.

*	The earlier of Age 70 or the date on which a Director completes 20 years of service as a director of the Bank and/or the Holding Company.
**	This annual benefit amount to be entered here for the Director is the projected annual benefit amount set forth in Section 2.1.1 of the Agreement.

Appalachian Community Bank

Summary of Salary Continuation Agreement

Benefits

(Amounts As of Plan Year Ending May 31, 2008)

Directors of Appalachian Community Bank	Accrual Balance	Projected Retirement Date (Age 70)	Projected Annual Benefit at Retirement (Age 70)(1)	Early Termination Benefit(2)	Change of Control Benefit(3)	Pre Retirement Death Benefit(4)
Dover, Alan S.	$31,464	06/02/2026	$34,490	$31,464	$34,490	$34,490

Edmondson, Charles A.	35,831	06/02/2018	27,227	35,831	27,227	27,227

Futch, Roger E.	38,390	06/02/2015	24,916	38,390	24,916	24,916

Hensley, Joseph C.	31,236	06/02/2027	35,525	31,236	35,525	35,525

Jones, Frank E.	32,833	06/02/2022	30,644	32,833	30,644	30,644

Knight, Ronald	59,274	06/02/2012	22,802	59,274	22,802	22,802

Newton, Tracy R.	31,611	06/02/2026	34,490	31,611	34,490	34,490

Warren, Kenneth D.	34,398	06/02/2020	28,885	34,398	28,885	28,885

Notes:

(1)	Annual benefit increased 3% from the previous plan year, until Age 70
(2)	Benefit determined by vesting the Director in 100% of the Accrual Balance
(3)	Benefit determined by vesting the Director in 100% of the Benefit Level
(4)	Benefit determined by vesting the Director in 100% of the Benefit Level